Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

NYMEX HOLDINGS, INC.,

GENERAL ATLANTIC PARTNERS 82, L.P.,

GAPSTAR, LLC,

GAP COINVESTMENTS III, LLC,

GAP COINVESTMENTS IV, LLC

and

GAPCO GMBH & CO. KG

Dated: November 14, 2005

i

EXHIBITS

A	Form of New Certificate of Incorporation
B	Form of New Bylaws
C	Existing Bylaws
D	Existing Certificate of Incorporation
E	Form of Investor Rights Agreement
F	Form of Registration Rights Agreement
G	Form of Skadden, Arps, Slate, Meagher & Flom LLP Opinion
H	Form of Agreement and Plan of Merger
I	Form of Certificate of Merger
J	Form of Exchange Certificate of Incorporation
K	Form of Exchange Bylaws

SCHEDULES

3.1	Due Qualification
3.2	Execution, Delivery and Performance
3.3(iii)	CFTC Consents
3.3(vi)	Authorizations and Consents
3.5	Litigation
3.6(a)	Compliance with Laws
3.6(b)	Permits
3.7(a)	Options, Warrants, Conversion Privileges, Subscription or Purchase Rights
3.7(b)	List of Subsidiaries and their Equity Holders
3.9(a)	Material Contracts
3.9(c)	Contracts with Restrictive Covenants
3.10(b)	Material Transactions
3.10(c)	Compensation
3.11	Taxes
3.14	Employee Benefit Plans
3.14(d)	Retiree Welfare Plans
3.16(a)(ii)	Intellectual Property Owned by the Company and Filings and Applications Therefor
3.16(a)(iii)	Intellectual Property Licenses, Sublicenses, Distributor Agreements and Other Agreements
3.16(a)(iv)	Infringements by the Company of Intellectual Property of Others
3.16(a)(v)	Intellectual Property Litigation
3.16(b)	Infringements of Intellectual Property of the Company
3.16(e)(i)	Intellectual Property Owned by Affiliates of the Company
3.16(e)(ii)	Contributors to Intellectual Property Operating Under Grants
3.17	Privacy Policy
3.18	Potential Conflicts of Interest
3.19	Outstanding Borrowing
3.21	Insurance
3.23	CFTC Regulatory Matters
3.26	Brokers, Finder’s or Similar Fees
5.12	Company Consents and Approvals
6.10	Purchaser Consents and Approvals

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 14, 2005, by and among NYMEX HOLDINGS, INC., a Delaware corporation (the “Company”), GENERAL ATLANTIC PARTNERS 82, L.P., a Delaware limited partnership (“GAP LP”), GAPSTAR, LLC, a Delaware limited liability company (“GapStar”), GAP COINVESTMENTS III, LLC, a Delaware limited liability company (“GAP Coinvestments III”), GAP COINVESTMENTS IV, LLC, a Delaware limited liability company (“GAP Coinvestments IV”), and GAPCO GMBH & CO. KG, a German limited partnership (“GmbH Coinvestment” and, collectively with GAP LP, GapStar, GAP Coinvestments III and GAP Coinvestments IV, the “Purchasers”).

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company, immediately following the NYMEX Merger, proposes to issue and sell to the Purchasers an aggregate of 8,160,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company for $135,000,000.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement the following terms have the meanings indicated:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Agreement and Plan of Merger” means the agreement and plan of merger to be entered into by the Company and Merger Sub to effect the NYMEX Merger prior to the Closing, in the form attached hereto as Exhibit H.

“Alternative Proposal” shall mean (a) any offer or proposal, or any indication of interest in making an offer or proposal, made by any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) at any time (i) which is structured to permit such person or group to acquire beneficial ownership of at least five percent (5%) of the assets of the Company and its Subsidiaries taken as a whole, or at least five percent (5%) of the outstanding capital stock of the Company pursuant to a merger, consolidation, tender offer or other business combination, sale or purchase of capital stock or Stock Equivalents, sale of assets, tender offer or exchange offer or similar transaction or (ii) which involves the incurrence or assumption of Indebtedness by the Company or any of its Subsidiaries on a secured or unsecured basis of at least $5,000,000, including, in the case of clauses (i) and (ii) above, any single or multi-step transaction or series of related transactions, in each case other than the transactions with the Purchasers and (b) any offer or proposal made in the context of a proxy contest with respect to clause (i) above.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Basket” has the meaning set forth in Section 7.4 of this Agreement.

“Basket Exclusions” has the meaning set forth in Section 7.4 of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“CEA” means the Commodity Exchange Act and the rules and regulations promulgated by the CFTC thereunder.

“Certificate of Merger” means the certificate of merger duly filed with the Secretary of State of the State of Delaware to accomplish the NYMEX Merger, in the form attached hereto as Exhibit I.

“CFTC” means the Commodity Futures Trading Commission.

“Change of Control Transaction” means, with respect to the Company, (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation, or other business combination) the result of which is that stockholders of the Company immediately prior to the consummation thereof would own less than 45% of the Common Stock of the Company or the common stock of the resulting company in such transaction; provided that, in no event shall a Change of Control Transaction include any sale or other issuances of capital stock by the Company that is a minority investment in the Company by private equity firms, hedge funds, venture capital firms or other similar pooled investment vehicles or any private equity or private investment division of any investment bank or commercial bank.

“Claims” has the meaning set forth in Section 3.5 of this Agreement.

“Closing” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.4 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“COMEX” means Commodity Exchange, Inc., a New York not-for-profit corporation.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Commodities Laws” shall mean all applicable filing, reporting and other provisions of the CEA, all applicable orders, approvals and interpretations of the CFTC and the National Futures Association and all undertakings in connection with any investigation or examination by the CFTC or the National Futures Association.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and, from and after the NYMEX Merger, shall include the Restricted Common Stock and the Unrestricted Common Stock.

“Commonly Controlled Entity” means any entity which is under common control with the Company within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Plan” has the meaning set forth in Section 3.14 of this Agreement.

“Condition of the Company” means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of July 12, 2005, by and between the Exchange and General Atlantic Service Corporation.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Customer Information” has the meaning set forth in Section 3.17 of this Agreement.

“DOJ” has the meaning set forth in Section 8.5 of this Agreement.

“Dubai” means, collectively, DME Holdings Limited, a limited company incorporated under the laws of Bermuda, and its sole Subsidiary the Dubai Mercantile Exchange (DME) Limited, a limited liability company formed under the laws of the Dubai International Financial Centre, United Arab Emirates.

“Environmental Laws” means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Dividend Amount” has the meaning set forth in Section 2.4 of this Agreement.

“Exchange” means the New York Mercantile Exchange, Inc., a Delaware non-stock corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exchange Bylaws” means the Amended and Restated Bylaws of the Exchange adopted by the board of directors of the Exchange and adopted by the members of the Exchange, in the form attached hereto as Exhibit K.

“Exchange Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Exchange approved by the board of directors of the Exchange, adopted by the members of the Exchange and duly filed with the Secretary of State of the State of Delaware, in the form attached hereto as Exhibit J.

“Exchanges” means the Exchange and the COMEX.

“Existing Bylaws” means the Bylaws of the Company in effect on the date hereof and attached hereto as Exhibit C.

“Existing Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended, in effect on the date hereof and attached hereto as Exhibit D.

“Financial Statements” has the meaning set forth in Section 3.8 of this Agreement.

“FTC” has the meaning set forth in Section 8.5 of this Agreement.

“Fundamental Actions” has the meaning set forth in Section 3.24 of this Agreement.

“GA LLC” means General Atlantic LLC, a Delaware limited liability company and the general partner of GAP LP and the sole member of GapStar, and any successor to such entity.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GAP Coinvestments III” has the meaning set forth in the preamble to this Agreement.

“GAP Coinvestments IV” has the meaning set forth in the preamble to this Agreement.

“GAP LP” has the meaning set forth in the preamble to this Agreement.

“GapStar” has the meaning set forth in the preamble to this Agreement.

“GmbH Coinvestment” has the meaning set forth in the preamble to this Agreement.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the CFTC and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“HSR Act” has the meaning set forth in Section 3.3 of this Agreement.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

“Indemnified Party” has the meaning set forth in Section 7.1 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.1 of this Agreement.

“Intellectual Property” has the meaning set forth in Section 3.16 of this Agreement.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Investor Rights Agreement” means the Investor Rights Agreement in the form attached hereto as Exhibit E.

“Knowledge of the Company” means the actual knowledge of Mitchell Steinhause, Richard M. Schaeffer, James E. Newsome, Christopher Bowen, Richard Kerschner, Kenneth D. Shifrin, Joe Raia, Samuel H. Gaer, Sean Keating, Thomas F. LaSala, Madeline J. Boyd or Robert Levin; provided that, when “Knowledge of the Company” is utilized in this Article I in the definition of “Subsidiaries” with respect to London and Dubai, it shall be deemed to mean the knowledge of such persons after reasonable inquiry.

“Liabilities” has the meaning set forth in Section 3.15 of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, security interest of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“London” means, collectively, NYMEX Europe Exchange Holdings Limited, a private limited company incorporated under the laws of England and Wales, and its sole Subsidiary NYMEX Europe Limited, a limited liability company incorporated under the laws of England and Wales.

“Losses” has the meaning set forth in Section 7.1 of this Agreement.

“Material Contract” has the meaning set forth in Section 3.9 of this Agreement.

“Merger Sub” means NYMEX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company.

“New Bylaws” means the amended and restated bylaws of the Company adopted by the Board of Directors, in the form attached hereto as Exhibit B.

“New Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company which, as a result of the NYMEX Merger, shall be the certificate of incorporation of the Company as of the Closing, in the form attached hereto as Exhibit A.

“NYMEX Merger” means the merger of Merger Sub and the Company, pursuant to the Agreement and Plan of Merger and the Certificate of Merger, as a result of which (i) the New Certificate of Incorporation shall be the certificate of incorporation of the surviving corporation and (ii) the New Bylaws shall be the bylaws of the surviving corporation.

“Orders” has the meaning set forth in Section 3.2 of this Agreement.

“Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Permits” has the meaning set forth in Section 3.6(b) of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has any direct or indirect, actual or contingent liability.

“Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Privacy Policy” has the meaning set forth in Section 3.17 of this Agreement.

“Proxy Statement” has the meaning set forth in Section 3.25 of this Agreement.

“Purchased Shares” has the meaning set forth in Section 2.1 of this Agreement.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit F.

“Restricted Common Stock” means, collectively, the Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than severance benefits, coverage mandated by Section 4980A of the Code, commonly referred to as “COBRA,” or benefits the cost of which is fully paid by the current or former employee or his or her dependents).

“SEC Documents” has the meaning set forth in Section 3.8 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Series A-1 Common Stock” means the Common Stock designated as Series A-1 Common Stock in the New Certificate of Incorporation.

“Series A-2 Common Stock” means the Common Stock designated as Series A-2 Common Stock in the New Certificate of Incorporation.

“Series A-3 Common Stock” means the Common Stock designated as Series A-3 Common Stock in the New Certificate of Incorporation.

“Special Payment” has the meaning set forth in Section 2.4 of this Agreement.

“Software” means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company’s pricing models, formulae and algorithms.

“SOX” has the meaning set forth in Section 3.22 of this Agreement.

“Stock Equivalents” means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to Common Stock or such other capital stock.

“Stockholder Approval” means the approvals by the Company’s stockholders and the members of the Exchange, as applicable, of the Fundamental Actions.

“Stockholders’ Meeting” has the meaning set forth in Section 8.2(b) of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. In addition, (i) the Exchanges are Subsidiaries of the Company, and (ii) London and Dubai shall be deemed Subsidiaries solely for purposes of Sections 3.1, 3.5, 3.6, 3.7(b), 3.9, 3.10, 3.11, 3.15, 3.16(a)(i), 3.16(a)(iv), 3.23, 8.1 and 8.7; provided that (x) the representations and warranties made in Sections 3.1, the first sentence of Section 3.5, 3.9, 3.10, 3.11, 3.15, 3.16(a)(i) and 3.16(a)(iv), to the extent that they relate to London or Dubai, shall be deemed to be made to the Knowledge of the Company and (y) the covenants made in Sections 8.1 and 8.7 shall apply to London or Dubai only to the extent that such items are within the Company’s reasonable control. London and Dubai shall not be deemed Subsidiaries for any other purpose in this Agreement.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Trading Rights” has the meaning set forth in Section 5.17 of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Investor Rights Agreement and the Registration Rights Agreement.

“Unrestricted Common Stock” means all shares of Common Stock other than the Restricted Common Stock.

ARTICLE II

PURCHASE AND SALE OF PREFERRED STOCK

2.1 Purchase and Sale of Preferred Stock. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchasers, and the Purchasers, jointly and severally, agree to purchase from the Company, on the Closing Date, an aggregate of 8,160,000 shares of Preferred Stock (all of the shares of Preferred Stock being purchased pursuant hereto being referred to herein as the “Purchased Shares”), for $135,000,000. The Purchasers shall deliver to the Company, at least two Business Days prior to the Closing, a notice which shall specify the number of Purchased Shares to be purchased by each Purchaser pursuant to this Section 2.1; provided that, such allocation shall not modify the joint and several obligation of the Purchasers to acquire all of the Purchased Shares.

2.2 New Certificate of Incorporation. The Purchased Shares shall have the preferences and rights set forth in the New Certificate of Incorporation.

2.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares to the Purchasers to make a special distribution to stockholders of record of the Company as of the close of business on the Business Day immediately prior to the Closing Date (which shall not include the Purchasers).

2.4 Closing. Unless this Agreement shall have terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the second (2nd) Business Day following the date upon which the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Company and the Purchasers may agree in writing (the “Closing Date”). On the Closing Date, the Company shall deliver to each Purchaser (x) a certificate or certificates in definitive form and registered in the name of each such Purchaser, representing its Purchased Shares against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds, and (y) in the event that at any time after the date hereof but prior to the Closing Date the Company establishes a record date for the payment of or pays any dividend or other distribution to its existing stockholders in accordance with Section 8.1(h) of this Agreement in an aggregate amount in excess of $5,000,000 (the amount of such excess being referred to herein as the “Excess Dividend Amount”), a wire transfer of immediately available funds in an amount (the “Special Payment”) equal to such Purchaser’s proportionate share of the product of (i) the Excess Dividend Amount multiplied by (ii) the quotient of 0.10 divided by 0.90.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the Purchasers as follows:

3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Condition of the Company. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. No jurisdiction, other than those in which it is duly qualified, has claimed in writing that either the Company or any of its Subsidiaries, as the case may be, is required to qualify as a foreign corporation or other entity therein, and except as set forth on Schedule 3.1, neither the Company nor any of its Subsidiaries files any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby and the approval and adoption of the New Certificate of Incorporation and the New Bylaws (a) except for receipt of Stockholder Approval, have been duly authorized by all necessary corporate action of the Company (including the approval of the Board of Directors) or the Exchange (including the approval of the Board of Directors of the Exchange), as applicable, (b) except for receipt of Stockholder Approval, do not contravene the terms of the Existing Certificate of Incorporation, the Existing Bylaws, the New Certificate of Incorporation, the New Bylaws or the certificate of incorporation, memorandum of association, bylaws or other organizational documents of any of the Company’s Subsidiaries, (c) except for receipt of the Stockholder Approval, approval of the CFTC and the National Futures Association, expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, and filings under applicable securities laws required to comply with the Company’s registration obligations under the Registration Rights Agreement, or as set forth on Schedule 3.2, do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or its Subsidiaries or any material Requirement of Law applicable to the Company or its Subsidiaries and (d) except for approval of the CFTC and the National Futures

Association, expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, and filings under applicable securities laws required to comply with the Company’s registration obligations under the Registration Rights Agreement, or as set forth on Schedule 3.2, do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or its Subsidiaries.

3.3 Governmental Authorization; Third Party Consents. Except (i) for the filing of the Certificate of Merger, the New Certificate of Incorporation and the Exchange Certificate of Incorporation, each with the Secretary of State of the State of Delaware, after Stockholder Approval has been received, (ii) for such filings and notifications as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and, if necessary, similar foreign competition or Antitrust Laws, (iii) for such consent, approval, order or authorization of, or registration, declaration or filing with, the CFTC or the National Futures Association as are set forth on Schedule 3.3(iii), (iv) for the filing of the Proxy Statement with the Commission, (v) for filings under applicable securities laws required to comply with the Company’s registration obligations under the Registration Rights Agreement and (vi) as set forth in Schedule 3.3(vi), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, quasi-governmental entity with jurisdiction or supervision over the Company or its Subsidiaries or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, effectiveness of the New Certificate of Incorporation and the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

3.4 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents will have been, duly executed and delivered by the Company, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5 Litigation. Except as set forth on Schedule 3.5 or as disclosed in the SEC Documents, as of the date of this Agreement, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (of which investigations the Company has written or oral notice) (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries nor, to the Knowledge of the Company, is the Company aware that there is any reasonable basis for any of the foregoing. As of the Closing, except as set forth on Schedule 3.5, there shall be no Claims pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries which would reasonably be expected to have a material adverse effect on the Condition of the Company. The foregoing includes, without limitation, Claims involving the prior employment of any of the employees of the Company or its Subsidiaries, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

3.6 Compliance with Laws.

(a) The Company and its Subsidiaries are in compliance in all material respects with all Requirements of Law and all Orders of any Governmental Authority against the Company and such Subsidiaries. Except as set forth on Schedule 3.6(a), to the Company’s Knowledge, there is no existing or proposed Requirement of Law which would reasonably be expected to prohibit or restrict the Company or its Subsidiaries from, or otherwise effect the Company or its Subsidiaries in, conducting their businesses in any jurisdiction in which they now conduct such businesses which would reasonably be expected to have a material adverse effect on the Condition of the Company.

(b) (i) The Company and its Subsidiaries have all material licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company and its Subsidiaries; (ii) such Permits are in full force and effect; and (iii) except as set forth on Schedule 3.6(b), no material violations are or have been recorded in respect of any Permit.

3.7 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 816 shares of Common Stock and there are 816 shares of Common Stock issued and outstanding. On the Closing Date, after giving effect to the transactions contemplated by this Agreement (including the issuance of the Purchased Shares), the authorized capital stock of the Company shall consist of (i) 200,000,000 shares of Common Stock, of which 73,440,000 shares shall be issued and outstanding, which includes (A) 26,480,000 shares of Series A-1 Common Stock, of which 24,480,000 shares shall be issued and outstanding, (B) 26,480,000 shares of Series A-2 Common Stock, of which 24,480,000 shares shall be issued and outstanding and (C) 26,480,000 shares of Series A-3 Common Stock, of which 24,480,000 shares shall be issued and outstanding and (ii) 8,160,000 shares of Preferred Stock, of which 8,160,000 shares shall be issued and outstanding. As of the Closing Date, the Company shall reserve an aggregate of 8,160,000 shares of Unrestricted Common Stock for issuance upon conversion of the Purchased Shares. Except as set forth on Schedule 3.7(a) or as disclosed in the SEC Documents, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding as of the date of this Agreement to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company’s capital stock, (ii) any Stock Equivalents or (iii) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company’s capital stock or any Stock Equivalents or other securities of the Company. On the Closing Date, the Purchased Shares shall be duly authorized, and when issued and sold to the Purchasers against payment therefor, will be validly issued, fully paid and non-assessable, will be issued on the basis of a valid exemption from the registration and qualification requirements of all applicable federal, state and foreign securities laws (assuming the truth and accuracy of the representations and warranties of the Purchasers contained in Article IV) and will be free and clear of all Liens, other than (w) those imposed by the Securities Act, (x) those imposed by the New Certificate of Incorporation or the New Bylaws, (y) those imposed by the Investor Rights Agreement or the Registration Rights Agreement or (z) any Lien created by a Purchaser. The shares of Unrestricted Common Stock issuable upon conversion of the Purchased Shares, when issued in compliance with the provisions of the New Certificate of Incorporation, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all other Liens, other than (w) those imposed by the Securities Act, (x) those imposed by the New Certificate of Incorporation or the New Bylaws, (y) those imposed by the Investor Rights Agreement or Section 6 of the Registration Rights Agreement or (z) any Lien created by a Purchaser. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and were issued on the basis of a valid exemption from the registration and qualification requirements of all applicable federal, state and foreign securities laws.

(b) Schedule 3.7(b) sets forth, as of the date hereof, a true and complete list of (i) each of the Subsidiaries of the Company, (ii) the authorized capital stock of each such Subsidiary, (iii) the amount and percentage of the authorized shares of capital stock of each such Subsidiary owned by the Company, (iv) except in the case of each of the Exchanges, the stockholders of each such Subsidiary and, opposite the name of each stockholder, the amount of all outstanding capital stock and Stock Equivalents owned by such stockholder and (v) in the case of the Exchanges, the aggregate number of members and the aggregate amount of all outstanding capital stock, Stock Equivalents and membership interests by class owned by such members. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and are owned free and clear of all Liens. Except as set forth on Schedule 3.7(b), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest. Except as set forth on

Schedule 3.7(b), neither the Company nor any of its Subsidiaries, owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary.

(c) The Purchased Shares to be purchased by the Purchasers hereunder represent, in the aggregate, on the Closing Date, 10% of the outstanding shares of Common Stock on a fully diluted basis assuming the conversion, exercise or exchange of any outstanding securities into shares of Common Stock, including, without limitation, all of the Purchased Shares immediately following the Closing.

(d) There is no established trading market for the Common Stock (other than as a result of, prior to the Closing Date, being “stapled” to the Trading Rights for which there is a trading market) and the Common Stock is not listed on any exchange or automated quotation system.

3.8 SEC Documents; Financial Statements. Since January 1, 2002, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (or if amended or superseded by a filing at least two Business Days prior to the date of this Agreement, then on the date of such filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission (or if amended or superseded by a filing at least two Business Days prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (or if amended or superseded by a filing at least two Business Days prior to the date of this Agreement, then on the date of such filing), the financial statements of the Company (the “Financial Statements”) included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.9 Material Contracts.

(a) Schedule 3.9(a) sets forth a list of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments which have not been fully performed and for which the Company or any of its Subsidiaries has any continuing obligations or liabilities thereunder (to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound) that involve or could involve aggregate payments of more than $1,000,000 per year that (A) have not previously been filed as an exhibit to the SEC Documents, (B) are not set forth on Schedule 3.16(a)(iii), (C) are not liabilities and obligations for fees and expenses incurred in connection with this transaction and (D) do not relate to routine overhead and administrative costs or expenses with respect to the facilities of the Company or its Subsidiaries that are incurred in the ordinary course of business, consistent with past practices (such contracts, agreements, commitments, arrangements, leases (including with respect to personal property), together with any contract, agreement or understanding required to be set forth on Schedule 3.9(c) or filed as an exhibit to the SEC Documents, each, a “Material Contract” and collectively, the “Material Contracts”). Copies of all Material Contracts have been previously delivered to or made available by the Company for inspection by the Purchasers, and such copies are true, complete and correct.

(b) There is no Material Contract that was required to be described in or filed as an exhibit to any SEC Document that was not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. The Material Contracts set forth on Schedule 3.9(a) are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Company is not, in any material respect, in violation or breach of or default under any Material Contract nor, to the Company’s Knowledge, is any other party to any such Material Contract.

(c) Except as set forth on Schedule 3.9(c) or disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement (including any lease of real property), (i) restricting the ability of the Company or any of its Subsidiaries to compete in any material respect in or conduct any line of business or to engage in business in any geographic area or to hire any individual or group of individuals, (ii) containing covenants of any other Person not to compete in any material respect with the Company or any of its Subsidiaries, (iii) containing any so-called “most favored nation” provisions or any similar provision requiring the Company or any Subsidiary to offer a third party terms or concessions at least as favorable as offered to one or more other parties, (iv) providing for “earn-outs,” “performance guarantees” or contingent payments by the Company or any of its Subsidiaries involving more than $1,000,000 per year, (v) relating to Indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) or (vi) relating to any material joint venture, partnership, strategic alliance or similar arrangement (including, without limitation, any franchising agreement).

3.10 No Material Adverse Change; Ordinary Course of Business. Since December 31, 2004, except as disclosed in the SEC Documents, (a) there has not been any material adverse change in the Condition of the Company, other than those adverse changes occurring as a result of (i) general economic, market or industry conditions (including, without limitation, any change in trading prices of the Trading Rights), which do not have a disproportionate effect on the Company or its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct business, (ii) the initiation, continuation, escalation or cessation of armed hostilities involving the United States or its territories or (iii) the existing or proposed Requirements of Law identified on Schedule 3.6(a), (b) except as set forth on Schedule 3.10(b), the Company and its Subsidiaries have not participated in any transaction material to the Condition of the Company or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of the Company and its Subsidiaries, as the case may be, (c) except as set forth on Schedule 3.10(c), the Company and its Subsidiaries have not increased the compensation of any of their officers or the rate of pay of any of their employees, except as part of regular compensation increases in the ordinary course of business, (d) the Company and its Subsidiaries have not created or assumed any Lien on a material asset of the Company and its Subsidiaries, (e) the Company and its Subsidiaries have not entered into any Contractual Obligation, other than in the ordinary course of business and (f) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries except as required by reason of a change in GAAP.

3.11 Taxes. Except as set forth on Schedule 3.11, (a) the Company and its Subsidiaries have timely filed or caused to be filed all material returns for Taxes that they are required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete; (b) the Company and its Subsidiaries have paid in full, or made adequate provision on its Financial Statements (in accordance with GAAP) for, all material Taxes with respect to periods ending on or before the date of its Financial Statements; (c) with respect to all Tax returns of the Company and its Subsidiaries, (i) there is no unpaid Tax deficiency proposed in writing against the Company or its Subsidiaries and (ii) no audit is in progress with respect to any material return for Taxes, no extension of time is in force with respect to any date on which any material return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) the Company and its Subsidiaries have paid in full or made adequate provision on its books and records for all material Taxes with respect to periods ending after the date of its most recent Financial Statements through the date hereof; and (e) there are no Liens for Taxes on the assets of the Company and its Subsidiaries, other than Liens for Taxes not yet due and payable.

3.12 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer, sale or issuance of the Purchased Shares. Assuming the truth and accuracy of the representations and warranties of the Purchasers contained in Article IV, no registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Purchased Shares or other securities are so registered.

3.13 Labor Relations. (a) Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; (d) there is no union representation question existing with respect to the employees of the Company or any of its Subsidiaries; and (e) no union organizing activities are taking place. As of the date hereof, the Company has not discussed or taken any steps to terminate the employment of any such officer, key employee or group of key employees. To the Knowledge of the Company, each of the officers and key employees of the Company and its Subsidiaries spends all, or substantially all, of his business time on the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is resident in the United States in violation of any Requirement of Law.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) hereto and the SEC Documents together list each Plan that the Company or any of its Subsidiaries maintain or to which the Company or any of its Subsidiaries contribute (the “Company Plans”). The Company and its Subsidiaries have no liability under any Plans other than the Company Plans. Except as set forth on Schedule 3.14(a), neither the Company nor its Subsidiaries nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, any Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan.

(b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code and to the Knowledge of the Company, no events have occurred that could reasonably be expected to result in the revocation of such determination.

(d) Except as set forth in Schedule 3.14(d), no Company Plan is a Retiree Welfare Plan.

(e) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under section 280G of the Code.

(f) There are no unfunded obligations under any Company Plan which are not fully reflected on the Financial Statements in accordance with GAAP (to the extent required).

(g) Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

3.15 Liabilities. The Company and its Subsidiaries do not have any direct or indirect obligation or liability (the “Liabilities”) other than (a) Liabilities fully and adequately reflected in or reserved against on the Financial Statements or otherwise disclosed in the SEC Documents, (b) Liabilities incurred since December 31, 2004 in the ordinary course of business and (c) Liabilities not exceeding $500,000 in the aggregate or otherwise immaterial in the aggregate, in each case which are not required to be disclosed in the Financial Statements.

3.16 Intellectual Property.

(a) (i) The Company and its Subsidiaries are the owners of all, or have the license or right to use, sell and license, as applicable, all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, “Intellectual Property”) as such Intellectual Property is used in connection with their businesses as presently conducted or contemplated in the business plan of the Company and its Subsidiaries, free and clear of all Liens.

(ii) Schedule 3.16(a)(ii) sets forth all of the filings, registrations and applications for any Intellectual Property filed by, the Company, which have not previously been filed as an exhibit to the SEC Documents. Except as set forth on

Schedule 3.16(a)(ii), none of the Intellectual Property listed on Schedule 3.16(a)(ii) is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending in writing or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

(iii) Schedule 3.16(a)(iii) sets forth all material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or its Subsidiaries are either a licensor, licensee or distributor, which have not previously been filed as an exhibit to the SEC Documents (except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of the Company or its Subsidiaries. The Company and its Subsidiaries have substantially performed all obligations imposed upon them thereunder, and are not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of the Company, all such Intellectual Property licenses are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(iv) To the Knowledge of the Company, other than as set forth on Schedule 3.16(a)(iv) or as previously disclosed in the SEC Documents, none of the Intellectual Property, products or services currently sold, provided or licensed by the Company or its Subsidiaries to any Person or used by or licensed to the Company or its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others.

(v) Except as set forth on Schedule 3.16(a)(v) or as previously disclosed in the SEC Documents, no litigation is pending and no Claim has been made against the Company or its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or its Subsidiaries.

(b) Except as set forth on Schedule 3.16(b) or as previously disclosed in the SEC Documents, to the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company and its Subsidiaries.

(c) No former employer of any employee of the Company or its Subsidiaries, has made a Claim against the Company, or its Subsidiaries or, to the Knowledge of the Company, against any of the Company’s or Subsidiaries’ Affiliates or other Person, that such employee is utilizing Intellectual Property of such former employer.

(d) To the Knowledge of the Company, none of the Trade Secrets of the Company or its Subsidiaries, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person who is not required to maintain such confidentiality, except as required pursuant to the filing of a patent application by the Company or its Subsidiaries.

(e) Schedule 3.16(e)(i) sets forth the Intellectual Property owned by any director, officer, employee or consultant of the Company or its Subsidiaries (or Persons the Company or any of its Subsidiaries presently intend to hire) that is necessary for the business of the Company and its Subsidiaries. Except as set forth on Schedule 3.16(e)(ii), to the Company’s Knowledge, at no time during the conception or reduction to practice of any of the Company’s or its Subsidiaries’ Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that would not reasonably be expected to have a material adverse effect on the Company’s or such Subsidiaries’ rights to their Intellectual Property.

(f) All present employees of the Company and its Subsidiaries named as an inventor in any of the pending Patent applications listed on Schedule 3.16(a)(ii) have executed and delivered proprietary invention agreements with the Company or such Subsidiaries, as the case may be, and are obligated under the terms thereof to assign all inventions subject to such Patent applications to the Company or its Subsidiaries.

3.17 Privacy of Customer Information. The Company and its Subsidiaries each have a privacy policy with respect to information, including, without limitation, non-public financial information it collects from customers or other parties (the “Customer Information”) (each a “Privacy Policy”) set forth on Schedule 3.17, true and complete copies of which have been provided to the Purchasers. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has collected, received or used any Customer Information in an unlawful manner or in violation of its applicable Privacy Policy. The Company has commercially reasonable (taking into account the nature of the information being collected) security measures and safeguards in place to protect the Customer Information from illegal or unauthorized access, download or use by its personnel or third parties, and from access, download or use by its personnel or third parties in a manner violative of Law, or the applicable Privacy Policy or the privacy rights of any individuals, and, to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any Customer Information. The Company has adopted written information security programs designed to protect all Customer Information, copies of which have been provided to Purchaser.

3.18 Potential Conflicts of Interest. Except for transactions related to the clearing of securities in the ordinary course of business and except for trading on the floor of each of the Exchanges in the ordinary course of business, as disclosed in the SEC Documents, or as set forth on Schedule 3.18, no officer or director of the Company or any of its Subsidiaries, no spouse of any such officer or director, and, to the Knowledge of the Company, no relative of such spouse or of any such officer or director and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property material to the conduct of the businesses of the Company or its Subsidiaries. No stockholder (a) is a lender to or borrower from the Company or any of its Subsidiaries, or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property material to the conduct of the businesses of the Company or its Subsidiaries.

3.19 Outstanding Borrowing. Schedule 3.19 sets forth the amount of all Indebtedness of the Company and its Subsidiaries as of September 30, 2005, the Liens that relate to such Indebtedness and that encumber the assets and the name of each lender thereof. No such Indebtedness is entitled to any voting rights in any matters voted upon by the holders of Common Stock. The Company and its Subsidiaries have not incurred any Indebtedness since September 30, 2005 except for such Indebtedness incurred in the ordinary course of business and except for such Indebtedness that would not have a material adverse effect on the Condition of the Company.

3.20 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a material adverse effect on the Condition of the Company. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries pursuant to Environmental Laws which would reasonably be expected to have a material adverse effect on the Condition of the Company. To the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which would reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability which would have a material adverse effect on the Condition of the Company, under Environmental Laws.

3.21 Insurance. The Company and its Subsidiaries maintain those insurance policies or binders of insurance identified on Schedule 3.21. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

3.22 Controls. As required by Rule 13a-15 of the Exchange Act, the Company has established and maintains (i) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and its preparation of financial statements for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are designed to ensure that all material information required to be disclosed by the Company in the SEC Documents is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s external auditors, the Audit Committee of the Board of Directors and to the Purchasers (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company’s SEC Documents filed on or prior to the date hereof, there have been no changes in the Company’s internal control over financial reporting. To the Knowledge of the Company, as of the date of this Agreement, the Company expects that its external auditors and its chief executive officer and chief financial officer will be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, in the Company’s Form 10-K for the fiscal year ending December 31, 2005.

3.23 CFTC Regulatory Matters.

(a) Except as set forth on Schedule 3.23, the Company and its Subsidiaries have complied in all material respects with and are in material compliance with all Commodities Laws, except for any previous non-compliance prior to January 1, 2002 that is not reasonably expected to have a material continuing effect on the business and operations of the Company and its Subsidiaries.

(b) Except as set forth on Schedule 3.23, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures to comply with any Commodities Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and neither the Company nor any of its Subsidiaries has received any written notice or written communication of any material noncompliance with any Commodities Laws.

(c) The Company has made available to the Purchasers copies of all material correspondence with the CFTC over the past three years, including without limitation all reports or correspondence relating to or arising out of any inspection, audit, investigation or similar proceeding performed by or on behalf of the CFTC during that period.

3.24 Stockholder Approval. The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock on the record date and (ii) the holders of a majority of the outstanding memberships of the Exchange on the record date, are the only votes of the Company’s stockholders or the members of the Exchange necessary to approve the Fundamental Actions. For the purposes of this Agreement, “Fundamental Actions” means the approval and adoption (x) by the Company’s stockholders, of the Agreement and Plan of Merger, which shall constitute approval of the New Certificate of Incorporation and the New Bylaws, and (y) by the Exchange’s members, of the Exchange Certificate of Incorporation and the Exchange Bylaws.

3.25 Proxy Statement. The proxy statement to be distributed to the Company’s stockholders in connection with the solicitation of votes in favor of the Stockholder Approval (as amended or supplemented from time to time, the “Proxy Statement”), shall not, at the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the meeting of the stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to the information furnished by the Purchasers concerning the Purchasers or their Affiliates, including William E. Ford, for inclusion in the Proxy Statement pursuant to Section 8.2(a). The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the Commission, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act the rules and regulations thereunder and other applicable Requirements of Law.

3.26 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 3.26, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants, severally and not jointly, to the Company as follows:

4.1 Existence and Power. Such Purchaser (a) is a limited partnership or limited liability company, as the case may be, duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and (b) has all requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership or limited liability company, as the case may be, action of such Purchaser, (b) do not contravene the terms of such Purchaser’s organizational documents, or any amendment thereof, (c) except for expiration or early termination, as case may be, of all applicable waiting periods under the HSR Act, do not violate, conflict with or result in any breach or contravention of (or with due notice of lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser (except for the Lien created on the Purchased Shares purchased by GapStar to secure certain of its obligations), and (d) except for expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

4.3 Governmental Authorization; Third Party Consents. Except for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

4.4 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents will have been, duly executed and delivered by such Purchaser, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.5 Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and shares of Unrestricted Common Stock issuable upon conversion of its Purchased Shares, as required by Section 151(f) of the Delaware General Corporation Law, as necessary to reflect restrictions arising under the New Certificate of Incorporation, the Transaction Documents and to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

4.6 Restricted Securities. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser’s representations set forth herein.

4.7 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

4.8 Accredited Investor. Such Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

ARTICLE V

CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform their other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, GAP LP, on behalf of the Purchasers of the following conditions on or before the Closing Date.

5.1 Representations and Warranties. The representations and warranties of the Company contained in Article III hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the

Closing Date as if made at and on such date; provided, however, that the representation and warranty made in Section 3.7(c) shall be true and correct in all respects at the time made and as of the Closing Date as if made at and on such date.

5.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the Closing Date.

5.3 Officer’s Certificate. The Purchasers shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date, and signed by the Chief Executive Officer and the Chief Financial Officer (or acting Chief Financial Officer) of the Company, certifying as to the matters set forth in Section 5.1 and 5.2.

5.4 Secretary’s Certificate. The Purchasers shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the New Certificate of Incorporation, the New Bylaws, resolutions of the Board of Directors approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and resolutions of the stockholders of the Company approving the Fundamental Actions, are all true, complete and correct and remain unamended and in full force and effect, (c) that the attached copies of the resolutions of the Board of Directors designating William E. Ford to serve as a member of the Board of Directors are true, complete and correct and remain unamended and in full force and effect and (d) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the other Transaction Documents and any other document delivered in connection herewith on behalf of the Company.

5.5 Filing of Certificate of Merger. The Agreement and Plan of Merger shall have been approved by the Board of Directors, and following receipt of Stockholder Approval, the Certificate of Merger containing the New Certificate of Incorporation shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchasers shall have received evidence of such filing in form and substance reasonably satisfactory to GAP LP, on behalf of the Purchasers. The New Certificate of Incorporation and the Exchange Certificate of Incorporation shall each be effective.

5.6 Purchased Shares. The Company shall have delivered to each of the Purchasers certificates in definitive form representing the number of Purchased Shares set forth on the notice provided pursuant to Section 2.1, registered in the name of such Purchaser.

5.7 Investor Rights Agreement. The Company shall have duly executed and delivered to the Purchasers the Investor Rights Agreement.

5.8 Registration Rights Agreement. The Company shall have duly executed and delivered to the Purchasers the Registration Rights Agreement.

5.9 Stockholder Approval. The Company shall have obtained the Stockholder Approval and the Purchasers shall have received satisfactory evidence thereof.

5.10 Opinion of Counsel. The Company shall have delivered to the Purchasers an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date in the form attached hereto as Exhibit G.

5.11 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Condition of the Company other than those adverse changes occurring as a result of (i) general economic, market or industry conditions (including, without limitation, any change in trading prices of the Trading Rights), which do not have a disproportionate effect on the Company or its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct business, (ii) the initiation, continuation, escalation or cessation of armed hostilities involving the United States or its territories or (iii) the proposed Requirements of Law identified on Schedule 3.6(a) hereto.

5.12 Consents and Approvals. All consents, approvals, exemptions, authorizations, or other actions by, or notice to, or filings identified on Schedule 5.12, shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company.

5.13 HSR Act. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods will have been granted.

5.14 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would (a) prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company.

5.15 Good Standing Certificates. The Company shall have delivered to the Purchasers good standing certificates for the Company and each of its Subsidiaries.

5.16 New Bylaws; Board of Directors. The New Bylaws shall have been duly approved by the Board of Directors, and following receipt of Stockholder Approval, be effective; and in accordance with the New Bylaws, the size of the Board of

Directors shall have been reduced to fifteen (15) members. William E. Ford shall have been appointed a member of the Board of Directors.

5.17 Separation of Rights.

(a) The Common Stock and membership rights that represent trading privileges on the Exchange (such membership rights, the “Trading Rights”) of the stockholders of record of the Company immediately prior to Closing shall have been “de-stapled” as contemplated by the Exchange Certificate of Incorporation and the New Certificate of Incorporation.

(b) The Trading Rights shall otherwise remain unchanged, subject to the provisions of the New Certificate of Incorporation and the Exchange Certificate of Incorporation and the Exchange Bylaws.

5.18 Closing Payment. The Company shall have paid to the Purchasers the Special Payment, if any.

ARTICLE VI

CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Purchased Shares at the Closing and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date.

6.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Article IV hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

6.2 Compliance with this Agreement. Each Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by such Purchaser on or before the Closing Date.

6.3 Officer’s Certificate. The Company shall have received a certificate from each Purchaser, in form and substance reasonably satisfactory to the Company, dated the Closing Date, and signed by an appropriate officer of such Purchaser, certifying as to the matters set forth in Section 6.1 and 6.2.

6.4 Certificate. The Company shall have received a certificate from each Purchaser, in form and substance reasonably satisfactory to the Company, dated the Closing Date and signed by an authorized representative of such Purchaser, certifying (a) that such Purchaser is in good standing in the jurisdiction of formation and (b) as to the incumbency and specimen signature of each officer of such Purchaser executing this Agreement, the other Transaction Documents and any other document delivered in connection herewith on behalf of such Purchaser.

6.5 Payment of the Purchase Price. Each Purchaser shall have paid the Company the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser.

6.6 Investor Rights Agreement. Each Purchaser shall have duly executed and delivered to the Company the Investor Rights Agreement.

6.7 Registration Rights Agreement. Each Purchaser shall have duly executed and delivered to the Company the Registration Rights Agreement.

6.8 HSR Act. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods will have been granted.

6.9 Stockholder Approval. The Company shall have obtained the Stockholder Approval.

6.10 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings identified on Schedule 6.10 shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company.

6.11 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, (a) prohibit or restrict (i) the sale of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Company to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be sold hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. Except as otherwise provided in this Article VII, from and after the Closing the Company (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless each of the Purchasers and their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Purchased Shares. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

7.2 Notification. Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate (subject to the Indemnifying Party’s right to control the defense in accordance with this Section 7.2) in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense (in accordance with this Section 7.2) of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party and which the Indemnified Party is not reasonably able to assert or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim; provided that, the Indemnifying Party shall use commercially reasonable efforts to include any Indemnified Party in such settlement, compromise or consent if such Indemnified Party has been actually threatened to be made a party thereto. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party under this Article VII shall be the exclusive remedy that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief, including any right to any remedy set forth in Section 10.7.

7.3 Contribution. If the indemnification provided for in this Article VII from the Indemnifying Party is due in accordance with the terms hereof, but is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein as a result of a final, non-appealable determination by a Governmental Authority that such indemnification is not enforceable, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding but shall be subject to the limits set forth in Section 7.4.

7.4 Limits on Indemnification. The amount of any payment by the Indemnifying Party under this Article VII shall be subject to the following limitations:

(a) the Indemnifying Party shall not be obligated to make any payments pursuant to this Article VII until the aggregate amount of Losses for which the Indemnifying Party would (but for this Section 7.4(a)) be liable thereunder exceeds $2,000,000.00 (the “Basket”), and then only for amounts in excess of the Basket; provided, however, that Losses based upon, arising out of or otherwise relating to any breach of the representations and warranties of the Company in the second sentence of Section 3.1, Section 3.2(a) or (b), Section 3.3 (but only to the extent the breach arises from the failure to obtain the approval, consent, compliance, exemption, authorization or other action by, or notices to, or filing with any Governmental Authority or quasi-governmental authority), Section 3.4, Section 3.7 and Section 3.26 (the “Basket Exclusions”) shall not be subject to the Basket; and

(b) the total amount for which the Indemnifying Party shall be liable to indemnify and hold harmless the Indemnified Parties pursuant to this Article VII shall not exceed $67,500,000 (other than Losses based upon, arising out of or otherwise relating to the Basket Exclusions for which the total amount for which the Indemnifying Party shall be liable, when combined with its liability otherwise pursuant to this Section 7.4(b), shall not exceed $135,000,000.00).

(c) Unless otherwise required by applicable Law, the parties hereto agree to treat any payment made pursuant to this Article VII as an adjustment to the consideration paid by the Purchasers pursuant to this Agreement for all tax purposes.

(d) In no event shall an Indemnifying Party be liable for speculative, unforeseeable, punitive, exemplary or consequential damages or lost profits; provided, however, that nothing in this Section 7.4(d) shall affect any Purchaser’s right to be indemnified by an Indemnifying Party pursuant to this Article VII for the diminution in value of such Purchaser’s Purchased Shares. Notwithstanding any provision contained herein to the contrary, no Indemnified Party shall be entitled to indemnification or contribution hereunder with respect to a breach by the Indemnifying Party of any representations or warranties of which such Indemnified Party had actual knowledge of such breach at or prior to the Closing. For the purposes of this Section 7.4(d), knowledge of an Indemnified Party shall mean the actual knowledge of William E. Ford, Peter L. Bloom, Rene M. Kern, David A. Rosenstein or Stephen J. Byrne.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees with the Purchasers as follows:

8.1 Conduct of Business of the Company. Except as contemplated by this Agreement (including, without limitation, the NYMEX Merger or the proviso in Section 8.3) or with the prior written consent of the Purchasers, during the period from the date of this Agreement to the Closing Date, the Company will conduct its and its Subsidiaries’ operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort then would be applied in the absence of this Agreement, will use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, prior to the Closing Date, the Company will not and the Company will cause its Subsidiaries not to, without the prior written consent of the Purchasers, which consent will not be unreasonably withheld or delayed: (a) engage in any transaction (including, without limitation, capital expenditures) out of the ordinary course of business and consistent with past practices; (b) issue, reissue or sell, or authorize the issuance, reissuance or sale of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock; (c) dispose of any of assets or properties except to the extent these are used, retired or replaced in the ordinary course of business; (d) fail to keep in force any Permits required by the Company or any of its Subsidiaries to carry on business as currently conducted; (e) fail to keep in force material Intellectual Property rights required by the Company or any of its Subsidiaries to carry on business as currently conducted; (f) fail to perform all material obligations required to be performed by the Company or any of its Subsidiaries under any of the Material Contracts; (g) enter into transactions with Affiliates of the Company or any of its Subsidiaries (other than in transactions related to the clearing of securities in the ordinary course of business, as disclosed in the SEC Documents or as set forth on Schedule 3.18); (h) pay any dividends to stockholders of the Company (other than the one-time payment of the Company’s regular end-of-the-year dividend in the ordinary course of business in an amount not to exceed an aggregate of $30,000,000, including the amount of the Special Payment, if any); (i) redeem the shares of stockholders of the Company other than pursuant to an existing restricted stock purchase agreement with current or former employees; (j) amend the Existing Certificate of Incorporation or the Existing Bylaws; or (k) knowingly take any action or enter into any transaction which has, or would reasonably be expected to have, the effect of intentionally delaying or otherwise impeding the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents.

8.2 Stockholder Approval.

(a) As soon as practicable following the date hereof, the Company will prepare and file the Proxy Statement with the Commission. The Company shall use its commercially reasonable efforts to (i) respond as promptly as practicable to any comments of the Commission with respect thereto, (ii) have or cause the Proxy Statement to be cleared by the Commission as promptly as practicable and (iii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable thereafter. The Purchasers shall furnish all information concerning the Purchasers or their Affiliates, including William E. Ford, as the Company may reasonably request and is required under applicable law in connection with the preparation of the Proxy Statement. The information supplied by the Purchasers for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the meeting of the stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify each of the Purchasers upon the receipt of comments from the Commission or its staff or any request from the Commission or its staff for amendments or supplements to the Proxy Statement and shall provide each of the Purchasers with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, the Company (x) shall provide each of the Purchasers with an opportunity to review and comment on such document or response and (y) shall include in such document or response all comments reasonably proposed by the Purchasers. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation, Section 14(a) thereof.

(b) Following the clearance by the Commission of the Proxy Statement and upon the mailing thereof to the Company’s stockholders, the Company shall call and arrange for a special meeting of the stockholders of the Company to be held as promptly as permitted under the Exchange Act after such clearance (the “Stockholders’ Meeting”) and take such other actions necessary to obtain the Stockholder Approval as promptly as practicable. The Company shall, through the Board of Directors recommend to the Company’s stockholders that they approve and authorize the Fundamental Actions. The Company shall call, give notice of, convene and hold the Stockholders’ Meeting and submit the Fundamental Actions to a vote of the Company’s stockholders, regardless of the commencement, disclosure, announcement or submission to it of any Alternative Proposal, any furnishing of information, discussions or negotiations with respect thereto of the type permitted by subsection (B) of the proviso to the first sentence of Section 8.3 or any change, modification, withdrawal or other alteration of the Board of Directors’ recommendation with respect to the Fundamental Actions. Prior to the Stockholders’ Meeting, the Company shall not submit to the vote of its stockholders any Alternative Proposal or propose to do so.

8.3 No Solicitation. Prior to the Closing, the Company shall not, and shall cause its Subsidiaries and the officers, directors, employees, representatives (including, without limitation, investment bankers, attorneys and accountants), agents or Affiliates of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of the proposal or offer with respect to an Alternative Proposal or (ii) participate in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate (including granting any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries), any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) (other than the Purchasers or any Affiliate or associate of the Purchasers) concerning any Alternative Proposal; provided that, nothing contained in this Agreement shall prevent the Company or the Board of Directors from (A) complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal or (B) providing information (pursuant to a confidentiality agreement in reasonably customary form, which is no more favorable than the Confidentiality Agreement and which does not contain terms that prevent the

Company from complying with its obligations under this Section 8.3) to or engaging in any negotiations or discussions with any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) who has made an unsolicited bona fide Alternative Proposal with respect to a Change of Control Transaction, if, with respect to the actions set forth in clause (B), the Board of Directors, after consulting with and taking into account the advice of its outside legal counsel and its financial advisers, determines in good faith that (i) such Change of Control Transaction is reasonably capable of being completed without undue delay taking into account all legal, financial, regulatory and other aspects of the proposal and the party making the proposal, (ii) any required financing to complete such Change of Control Transaction has been demonstrated to the satisfaction of the Board of Directors of the Company, acting in good faith, will be timely obtained and (iii) taking such action is necessary in order for the Board of Directors to comply with its fiduciary obligations under any Requirements of Law. Notwithstanding the proviso to the immediately preceding sentence, the Company shall remain obligated (i) to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement (including the NYMEX Merger) as expeditiously as possible, and (ii) to submit the Fundamental Actions to the vote of the stockholders of the Company at the Stockholder’s Meeting as soon as practicable, in accordance with Section 8.2.

8.4 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law (including all filings to be made with, and consents to be obtained from, the CFTC and the National Futures Association and all determinations or certifications to be made under the Commodities Laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company and the Purchasers shall use its commercially reasonable efforts to make promptly any required submissions under any applicable Requirements of Law that the Company or the Purchasers determines is required to be made, in each case, with respect to the transactions contemplated hereby and to respond as promptly as practicable to all inquiries received from any Governmental Authority with respect to such submissions for additional information or documentation.

8.5 HSR Act and CFTC Approval. The Company will promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act, which the Company shall file no later than 10 Business Days after the date hereof) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required, or which the Purchasers may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. The Company will use commercially reasonable efforts to obtain, or assist the Purchasers in obtaining, all such authorizations, approvals and consents, including without limitation using commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to request the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Company shall, in connection with its obligation to use commercially reasonable efforts to obtain, or assist the Purchasers in obtaining, all such requisite authorizations, approvals or consents, use commercially reasonable efforts to (i) cooperate in all reasonable respects with the Purchasers in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the Purchasers of any communication received by the Company from or given by the Company to, the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”), the CFTC or any other Governmental Authority or quasi-governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the Purchasers, or the Purchasers’ legal counsel, to review any communication given by it to, and consult with the Purchasers in advance of any meeting or conference with, the DOJ, the FTC, the CFTC or any such other Governmental Authority or quasi-governmental entity or, in connection with any proceeding by a private party, with any other person and (iv) give the Purchasers the opportunity to attend and participate in such meetings and conferences (other than with respect to the CFTC).

8.6 Tax Reporting. The Company shall not treat the Purchased Shares as “preferred stock” for purposes of the Code, including, but not limited to, Section 305 thereof, except as required by any Requirements of Law or pursuant to a final determination.

8.7 Inspection. Prior to the Closing, the Company shall permit representatives of the Purchasers to visit and inspect any of its and its Subsidiaries properties, to examine their corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company. Each Purchaser agrees that any information furnished by the Company relating to the Company and its business may not be used for any purpose other than for evaluating and monitoring such Purchaser’s investment or future investment in the Company. Each Purchaser agrees to use, and to use its commercially reasonable efforts to insure that its authorized representatives use, the same degree of care as such Purchaser uses to protect its own confidential information, to keep confidential any information furnished to it (so long as such information is not in the public domain), except that such Purchaser may disclose such proprietary or confidential information (i) to any investor, Subsidiary, member or parent of such Purchaser for the purpose of evaluating its investment in the Company as long as such investor, Subsidiary, member or parent of such Purchaser is subject to a customary confidentiality arrangement with such Purchaser, (ii) to the extent required by law, rule, regulation or legal process, provided that such Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Purchaser will use reasonable efforts to cooperate, at the expense of the Company, in pursuing any such protective order, (iii) to the extent such information relating to the Company’s or any of its Subsidiaries’ business is or becomes publicly available other than as a result of a breach of this Section 8.7, or (iv) to the extent the Company shall have consented to such disclosure.

8.8 Litigation. The Company shall notify the Purchasers in writing promptly after learning of any material action, proceeding, claim or investigation by or before any court, arbitrator or administrative agency, initiated against it or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against it or any of its Subsidiaries relating to the transactions contemplated by this Agreement.

8.9 IRS Forms. The Purchasers hereby covenant and agree with the Company that on the date hereof, each of the Purchasers shall provide the Company, in the manner prescribed by applicable law, validly completed and executed Internal Revenue Service Forms W-9, W-8BEN, W8IMY, or other applicable form, certificate, or document prescribed by the Internal Revenue Service for purposes of establishing such Purchaser’s status and entitlement to any reduction or exemption from U.S. withholding taxes (each an “IRS Form”); provided that, the Company shall not withhold from any payments any amounts for taxes except as it reasonably believes is required, after consultation with the Purchasers, to be withheld under applicable Requirements of Law. After the Closing Date, each Purchaser shall deliver such additional applicable IRS Forms as may then be required when a lapse in time or change of circumstance renders the previous IRS Form obsolete or inaccurate.

8.10 Intellectual Property. The Company shall use its commercially reasonable efforts to (i) require that current employees of the Company or any Subsidiary involved in the creation of Intellectual Property for the Company or a Subsidiary, as determined in the commercially reasonable business judgment of the Company, enter into agreements that provide that such employees are obligated to keep confidential proprietary information of, and assign Intellectual Property, including, without limitation, inventions, made by such employees during the course of employment to, the Company or its Subsidiaries and (ii) institute a procedure, as determined in the commercially reasonable business judgment of the Company, intended to ensure that future employees of the Company or any Subsidiary enter into such agreements.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchasers;

(b) at the election of the Company or the Purchasers by written notice to the other parties hereto after 5:00 p.m., New York time, on March 31, 2006, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchasers; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) if the Closing has not occurred solely because either (x) any party hereto has not yet obtained any necessary approval from any Governmental Authority or the CFTC or (y) the Proxy Statement is not cleared for mailing by the Commission to the Company’s stockholders by January 15, 2006 in which case such election may be made after 5:00 pm, New York time, on May 15, 2006;

(c) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach has not been cured within fifteen (15) Business Days of notice to the Purchasers of such breach;

(d) at the election of the Purchasers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within fifteen (15) Business Days notice to the Company of such breach; or

(e) at the election of the Company or the Purchasers, if Stockholder Approval shall not have been obtained at the Stockholders’ Meeting (including adjournments and postponements) duly convened in accordance with Section 8.2(b).

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

9.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article I, this Section 9.2 and Sections 10.2 through 10.4 (inclusive); provided, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(e), (b) nothing shall relieve any of the parties from liability for actual damages resulting from a breach of the covenants set forth in Sections 8.2 and 8.3 or a willful breach of any other representation, warranty, covenant or agreement which gave rise to a termination of this Agreement pursuant to Section 9.1(c) or 9.1(d); and provided, further, that none of the parties hereto shall have any liability for speculative, unforeseeable, punitive, exemplary or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is thirty (30) days after the receipt by the Purchasers of audited financial statements of the Company for the fiscal year ending December 31, 2006 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for the second sentence of Section 3.1, Section 3.2, Section 3.4, Section 3.7, Section 3.12, Section 4.5, Section 4.6 and Section 4.8, which representations and warranties shall survive until the third anniversary of the Closing Date. The covenants (other than Sections 8.6 and 8.9) shall survive the Closing in accordance with their terms and for 90 days thereafter. For purposes of this Section 10.1, “receipt by the Purchasers of audited financial statements of the Company” shall be deemed to occur no earlier than the second day following their public availability on the Commission’s EDGAR website.

10.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a) if to the Company:

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, New York 10282-1101

Telecopier: (212) 301-4568

Attention: Office of the Chairman

with a copy to the General Counsel at the same address as

above and with the following facsimile number:

Telecopier: (212) 299-2299

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6518

Telecopier: (917) 777-2204

Attention: Eric J. Friedman, Esq.

(b) if to any of the Purchasers:

c/o General Atlantic Service Corporation

3 Pickwick Plaza

Greenwich, Connecticut 06830

Telecopier: (203) 622-8818

Attention: William E. Ford

                  David A. Rosenstein, Esq.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Telecopier: (212) 757-3990

Attention: Douglas A. Cifu, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

10.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions of the other Transaction Documents, the Purchasers may assign any of their rights under the other Transaction Documents to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers, other than pursuant to the NYMEX Merger. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.4 Amendment and Waiver.

(a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and each of the Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company or the Purchasers in any case shall entitle the Company or the Purchasers, respectively, to any other or further notice or demand in similar or other circumstances.

10.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.7 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to this Agreement hereby agree that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

10.8 GOVERNING LAW; CONSENT TO EXCLUSIVE JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.11 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

10.12 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, those certain Terms of Preferred Stock Purchase by GA LLC entered into on September 20, 2005.

10.13 Fees. If the Closing occurs, then the Company shall reimburse the Purchasers for all of their reasonable fees, disbursements and other charges of counsel reasonably incurred in connection with the transactions contemplated by this Agreement up to an aggregate amount of $250,000.

10.14 Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without prior written approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict the parties from disclosing information (a) that is already publicly available, (b) that was known to the parties on a non-confidential basis prior to its disclosure by another party, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that the parties will use reasonable efforts to notify the other parties in advance of such disclosure so as to permit the other parties to seek a protective order or otherwise contest such disclosure, and the parties will use reasonable efforts to cooperate, at the expense of such party contesting disclosure, in pursuing any such protective order, (d) in order to comply with any Requirement of Law, (e) to the Purchasers’ or the Company’s officers, directors, stockholders, members, partners, investors, advisors, employees, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to any Requirement of Law; and provided further, that from and after Closing, GA LLC may disclose on its worldwide web page, www.generalatlantic.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the Company’s logo and the aggregate amount of the Purchasers’ investment in the Company. If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon. If the Company wishes to issue any press release or public comment or otherwise make any disclosure concerning the Purchasers that is not required by a Requirement of Law, other than a brief description of GA LLC or the Purchasers and GA LLC’s logo and the aggregate amount of the Purchasers’ investment in the Company, the Company shall first consult with the Purchasers and give them a reasonable opportunity to comment thereon prior to issuing any such press release, public comment or other disclosure, or if applicable, comply with Section 10.14(c).

10.15 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

NYMEX HOLDINGS, INC.

By:	/s/ Mitchell Steinhause
Name:	Mitchell Steinhause
Title:	Chairman and Principal Executive Officer

GENERAL ATLANTIC PARTNERS 82, L.P.

By:	GENERAL ATLANTIC LLC, its General Partner

By:	/s/ William E. Ford
Name:	William E. Ford
Title:	President and Managing Director

GAPSTAR, LLC

By:	GENERAL ATLANTIC LLC, its Sole Member

By:	/s/ William E. Ford
Name:	William E. Ford
Title:	President and Managing Director

GAP COINVESTMENTS III, LLC

By:	/s/ William E. Ford
Name:	William E. Ford
Title:	A Managing Member

GAP COINVESTMENTS IV, LLC

By:	/s/ William E. Ford
Name:	William E. Ford
Title:	A Managing Member

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH, its General Partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director